Exhibit 3.1

Delaware

The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BRIDGETON GLOBAL DIRECTIONAL FUND, LP", CHANGING ITS NAME FROM "BRIDGETON GLOBAL DIRECTIONAL FUND, LP" TO "ENDEAVOR EMERGING OPPORTUNITIES FUND, LP", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF OCTOBER, A.D. 2013, AT 12:43 O'CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 10/26/2013 FILED 12:43 PM 10/28/2013 SRV 131240474 - 4319932 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BRIDGETON GLOBAL DIRECTIONAL FUND, LP

BRIDGETON GLOBAL DIRECTIONAL FUND, LP, a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Act"), for the purpose of amending the Certificate of Limited Partnership pursuant to Section 17-202 of the Act, hereby certifies that:

1.   The name of the limited partnership is BRIDGETON GLOBAL DIRECTIONAL FUND, LP (the "Partnership").

2.    The Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware on March 19, 2007.

3.   Article 1 of the Certificate of Limited Partnership shall be amended as follows:

1.   The name of the Limited Partnership is

ENDEAVOR EMERGING OPPORTUNITIES FUND, LP

4.    This Certificate of Amendment shall become effective as of the date of filing this Certificate.

IN WITNESS WHEREOF, the undersigned, constituting the general partner(s) of the partnership has executed this Certificate of Amendment as of the 24th day of October, 2013.

/s/ Steven Roseme
BRIDGETON FUND MANAGEMENT, LLC
General Partner
Steven Roseme, President